Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Nancy Krejsa
Senior Vice President
Investor Relations and Corporate Communications
+1-972-595-5083
nkrejsa@sftp.com

$800 Million of Six Flags Notes Priced at 5.25%

Share Repurchase Plan Expanded by $500 Million

GRAND PRAIRIE, Texas — December 11, 2012 — Six Flags Entertainment Corporation (NYSE: SIX) announced today that it has priced $800 million of 5.25% senior unsecured notes due 2021 in connection with a private offering that is exempt from registration under the Securities Act of 1933, as amended.

In addition, the company has received the requisite lender vote to amend its existing senior secured credit facility to, among other things, reduce the interest rate payable on the Tranche B Term Loans by 25 basis points and permit the company to issue the $800 million of senior unsecured notes.  The closing of the offering is expected to occur on or about December 21, 2012, concurrently with the closing of the amended senior secured credit facility. The company will use $350 million of the proceeds from the offering to prepay a portion of its $932 million currently outstanding senior secured loans and intends to use the balance for share repurchases, working capital needs and strategic initiatives.

In addition, the company announced that its board of directors has approved a plan that allows the company to purchase an incremental $500 million of its stock through 2015. Over the last 10 quarters, the company has purchased $228 million of its shares and has $82 million available under a plan approved in January 2012.

The senior unsecured notes, which will be guaranteed by the subsidiaries of the company that guarantee debt under the company’s senior secured credit facility, will be offered only to “qualified institutional buyers” in reliance on the exemption from registration pursuant to Rule 144A under the Securities Act and to persons outside of the United States in compliance with Regulation S under the Securities Act. The notes and the related guarantees have not been and will not be registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy the notes or any other securities. The notes offering is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company with over $1 billion in revenue and 18 parks across the United States, Mexico and Canada. For more than 50 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions including up-close animal encounters, Fright Fest® and Holiday in the Park®. For more information visit www.sixflags.com.